EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of U.S. Restaurant Properties, Inc. on Form S-3 of our report dated December 12, 2003 (which expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for discontinued operations in 2002 as required by Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets), appearing in the Current Report on Form 8-K of U.S. Restaurant Properties, Inc. filed on December 15, 2003. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

DELOITTE & TOUCHE, LLP

Dallas, Texas

December 15, 2003